Exhibit 99.1

Marinus Pharmaceuticals PROVIDES BUSINESS UPDATE AND REPORTS SECOND quarter 2015 FINANCIAL RESULTS

RADNOR, PA, August 4, 2015 (Globe Newswire) -- Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders,  today provided a business update and announced its financial results for the second quarter ended June 30, 2015.

“We have made significant progress in advancing the clinical development of ganaxolone for epilepsy in adults and children,” commented Christopher M. Cashman, Chairman and CEO of Marinus Pharmaceuticals. “We are in the final stages of enrolling both our open-label Phase 2 clinical trial in children with PCDH19 female epilepsy and our Phase 3 clinical trial in adults with focal onset seizures.  Additionally, we continue to work towards completing requisite preclinical and manufacturing activities to ready our ganaxolone IV dose form for the clinic.”

2nd Quarter and Recent Highlights

•

Clinical data from five studies of ganaxolone in drug-resistant pediatric epilepsies were presented at the Antiepileptic Drug and Device Trials XIII conference in May.  Across the one double-blind and four open-label studies of refractory, pediatric subjects aged 4 months through 15 years, approximately two thirds of subjects experienced improvements in seizures and one third of subjects experienced improvements of 50% or greater from baseline seizure frequency.

•

Jozef Gecz, Ph.D., Professor of Human Genetics at the Department of Pediatrics, University of Adelaide, published data in the June issue of Human Molecular Genetics. Dr. Gecz’s research concluded that the deficiency of the neurosteroid allopregnanolone, one of the most potent GABA receptor modulators, may contribute to PCDH19 female epilepsy.

•

Marinus, in collaboration with the UC Davis MIND Institute, completed enrollment in July in the Phase 2 proof-of-concept investigator-sponsored clinical trial in children with Fragile-X Syndrome. The randomized, placebo‑controlled, pediatric clinical trial is designed to enroll approximately 60 patients between the ages of 6-17 years old and will evaluate ganaxolone as a treatment for behaviors in Fragile-X Syndrome.

Upcoming Milestones

•	Complete enrollment in ongoing Phase 3 clinical trial evaluating ganaxolone in adults with drug-resistant focal onset epileptic seizures and announce top-line data in the first quarter of 2016.

•	Announce initial data from Phase 2 proof-of-concept, open-label clinical trial in PCDH19 female pediatric epilepsy.

•	Complete preclinical and manufacturing activities for ganaxolone IV and announce results and first stage clinical plans.

•

Complete Phase 2 proof-of-concept investigator-sponsored clinical trial evaluating ganaxolone as a treatment for behaviors in Fragile X Syndrome later this year, with top-line data released early 2016.

Second Quarter Financial Update

At June 30, 2015, the Company had cash, cash equivalents and investments of $40.4 million, compared to $49.7 million at December 31, 2014.  The Company believes that its cash, cash equivalents and investments, as of June 30, 2015, are adequate to fund operations into the second half of 2016.

Research and development expenses increased to $3.9 million and $9.4 million for the three and six months ended June 30, 2015, respectively, as compared to $2.8 million and $5.0 million for the same periods in the prior year. The increases resulted primarily from an increase in clinical costs related to our ongoing clinical trial of ganaxolone in patients with focal onset seizures, as well as hiring additional clinical resources including our Chief Medical Officer.  Substantially all research and development expenses are related to our ongoing clinical trial of ganaxolone in patients with focal onset seizures.

General and administrative expenses increased to $1.3 million and $2.7 million for the three and six months ended June 30, 2015, respectively, as compared to $0.5 million and $1.0 million for the same periods in the prior year. The increases in general and administrative expenses were primarily due to the hiring of new management and the upward scaling of our operations in connection with both becoming a public company and our ongoing clinical trial of ganaxolone in patients with focal onset seizures.

Marinus reported net losses of $5.3 million and $12.3 million for the three and six months ended June 30, 2015, respectively.  Our cash used in operating activities was $9.2 million for the six months ended June 30, 2015 compared to $3.5 million for the same period a year ago.

Readers are referred to, and encouraged to read in their entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 to be filed with the Securities and Exchange

Commission, which includes further detail on the above-referenced transactions and the Company’s business plans and operations, financial condition and results of operations.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc., is a biopharmaceutical company dedicated to the development of innovative neuropsychiatric therapeutics. The Company’s clinical stage drug candidate for the treatment of seizure disorders in adults and children with epilepsy is ganaxolone.  Ganaxolone is a novel synthetic analog of the endogenous neurosteroid allopregnanolone (known for its anticonvulsive and antianxiety effects) and was designed to avoid hormonal side effects associated with endogenous neurosteroids. The Company is currently conducting a multi-national, randomized, placebo-controlled, Phase 3 clinical trial to evaluate ganaxolone as adjunctive treatment of partial-onset seizures in adults.  Ganaxolone is also being studied in a Phase 2 proof-of-concept clinical study for the treatment of the rare genetic disorder, PCDH19 female pediatric epilepsy.  To complement the existing formulations and to provide continuity of care, the Company is developing an intravenous formulation of ganaxolone for use in the hospital setting to control epileptic seizures. In addition, ganaxolone is being evaluated in a Phase 2 proof-of-concept investigator-sponsored clinical trial as a treatment for behaviors in Fragile X Syndrome. For additional information, please visit the Company’s website at www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates.  Marinus undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:Company:

Lisa M. Caperelli

Senior Director, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

646-362-5750

awheeler@tiberend.com

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	June 30, 2015	December 31, 2014

ASSETS
Cash and cash equivalents	$ 38,933	$ 49,720
Investments	1,491	—
Other assets	616	493
Total assets	$ 41,040	$ 50,213
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	5,847	2,039
Notes payable, long-term portion	5,250	7,000
Other long term liabilities	59	20
Total liabilities	11,156	9,059
Total stockholders’ equity	29,884	41,154
Total liabilities and stockholders’ equity	$ 41,040	$ 50,213

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Expenses:
Research and development	$3,915	$2,805	9,384	4,954
General and administrative	1,255	458	2,696	974
Loss from operations	(5,170)	(3,263)	(12,080)	(5,928)
Change in fair value of warrant liability	—	(31)	—	397
Interest income	15	1	28	5
Interest expense	(117)	(29)	(232)	(32)
Other income (expense)	(1)	—	9	—
Net loss	(5,273)	(3,322)	(12,275)	(5,558)
Cumulative preferred stock dividends	—	(1,103)	—	(2,173)
Net loss applicable to common stockholders	$(5,273)	$(4,425)	$(12,275)	$(7,731)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.37)	$(7.98)	$(0.87)	$(15.14)
Basic and diluted weighted average shares outstanding	14,223,739	554,126	14,146,431	510,559